WESTERN NATIONAL LIFE INSURANCE COMPANY
       ADMINISTRATIVE OFFICE:  205 E. 10TH AVENUE, AMARILLO, TEXAS 79101
                          TELEPHONE:  (800) 288-4088

                                A STOCK COMPANY

WESTERN NATIONAL LIFE INSURANCE COMPANY ("Company"), in consideration of the payment of the initial Purchase Payment, issued this Contract, subject to its terms.

RIGHT TO EXAMINE CONTRACT: Within 10 days of the date of receipt of this Contract by the Owner, it may be returned by delivering or mailing it to the Company at its Annuity Service Office or to the agent through whom it was purchased. When this Contract is received by the Company, it will be voided as if it had never been in force. The Company will refund the Contract Value as computed at the end of the Valuation Period during which this Contract is received at the Annuity Service Office. For the 15 days following the Issue Date, the Purchase Payment will be allocated to the Money Market Sub-Account. At the end of the 15 days, the Contract Value will be allocated to the Sub-Accounts of the Separate Account as selected by the Owner.


          THIS IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY.
                         READ YOUR CONTRACT CAREFULLY.





     /s/ Dwight L. Cramer                           /s/  Michael J. Poulos
     --------------------                           ----------------------
         Dwight L. Cramer                                Michael J. Poulos
         SECRETARY                                       PRESIDENT





ANNUITY PAYMENTS, WITHDRAWAL VALUES AND THE DEATH BENEFITS PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, ARE
VARIABLE  AND    ARE  NOT  GUARANTEED  AS  TO    DOLLAR  AMOUNT.

            INDIVIDUAL FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT
                        WITH FLEXIBLE PURCHASE PAYMENTS
                        DEATH BENEFIT PRIOR TO MATURITY
                          MONTHLY INCOME AT MATURITY
                               Nonparticipating



VA76-97

                               TABLE OF CONTENTS

                                                        Page
                                                        ----
CONTRACT SCHEDULE                                          4

DEFINITIONS                                                7

PURCHASE PAYMENT PROVISIONS                                9
  ALLOCATION OF PURCHASE PAYMENTS                          9
  PURCHASE PAYMENTS                                        9
  SUBSEQUENT PURCHASE PAYMENTS                             9

GENERAL ACCOUNT PROVISIONS                                 9
  GENERAL ACCOUNT VALUE                                    9
  INTEREST TO BE CREDITED                                  9

SEPARATE ACCOUNT PROVISIONS                                9
  THE SEPARATE ACCOUNT                                     9
  VALUATION OF ASSETS                                     10
  ACCUMULATION UNITS                                      10
  ACCUMULATION UNIT VALUE                                 10
  NET INVESTMENT FACTOR                                   10
  MORTALITY AND EXPENSE RISK CHARGE                       11
  ADMINISTRATIVE CHARGE                                   11
  MORTALITY AND EXPENSE GUARANTEE                         11

CONTRACT MAINTENANCE CHARGE                               12
  DEDUCTION FOR CONTRACT MAINTENANCE CHARGE               12

TRANSFERS                                                 12
  TRANSFERS PRIOR TO THE ANNUITY DATE                     12
  TRANSFERS DURING THE ANNUITY PERIOD                     13

WITHDRAWAL PROVISIONS                                     13
  WITHDRAWALS                                             13
  INCOME TAX CONSEQUENCES                                 14

PROCEEDS PAYABLE ON DEATH                                 14
  DEATH OF OWNER DURING THE ACCUMULATION PERIOD           14
  DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD     14
  DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD    15
  DEATH OF OWNER DURING THE ANNUITY PERIOD                15
  DEATH OF ANNUITANT                                      15
  PAYMENT OF DEATH BENEFIT                                15
  BENEFICIARY                                             16
  CHANGE OF BENEFICIARY                                   16

VA76-97                      2

SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION              17

ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS               17
  ANNUITANT                                               17
  OWNER                                                   17
  JOINT OWNER                                             17
  ASSIGNMENT OF THE CONTRACT                              17

ANNUITY PROVISIONS                                        18
  GENERAL                                                 18
  ANNUITY DATE                                            18
  SELECTION OF AN ANNUITY OPTION                          18
  FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS                18
  ANNUITY OPTIONS                                         18
    OPTION A. LIFE ANNUITY                                18
    OPTION B. LIFE ANNUITY WITH PERIODS CERTAIN           18
    OPTION C. JOINT AND SURVIVOR ANNUITY                  19
  ANNUITY                                                 19
  FIXED ANNUITY                                           19
  VARIABLE ANNUITY                                        19
  ANNUITY UNIT                                            20
  MORTALITY TABLES                                        20

GENERAL PROVISIONS                                        20
  THE CONTRACT                                            20
  MISSTATEMENT OF AGE OR SEX                              20
  INCONTESTABILITY                                        20
  MODIFICATION                                            21
  NON-PARTICIPATING                                       21
  EVIDENCE OF SURVIVAL                                    21
  PROOF OF AGE                                            21
  PROTECTION OF PROCEEDS                                  21
  REPORTS                                                 21
  TAXES                                                   21
  REGULATORY REQUIREMENTS                                 21
  ANNUITY TABLES                                          22

VA76-97                      2

                                 CONTRACT SCHEDULE

OWNER:               [John Smith]  AGE AND SEX:         [50 male]

ANNUITANT:           [John Smith]  AGE AND SEX:         [50 male]

CONTRACT NUMBER:          [12345]  ISSUE DATE:    [July 01, 1995]

ANNUITY DATE:     [July 01, 2009]

PURCHASE  PAYMENTS:

MINIMUM INITIAL PURCHASE PAYMENT:                       [$50,000]

MINIMUM SUBSEQUENT PURCHASE PAYMENT:                     [$5,000]

MAXIMUM TOTAL PURCHASE PAYMENTS:      [$1,000,000 without Company
                                      approval]


ALLOCATION  RULES:

1.  The maximum number of Sub-Accounts that can be selected by an Owner is 20.

2. Allocations must be in whole percentages with a minimum allocation of 10% of each Purchase Payment or transfer.

BENEFICIARY:
As  designated  by  the  Owner at the Issue Date, unless subsequently changed.

CONTRACT  MAINTENANCE  CHARGE:
The Contract Maintenance Charge is $30 each Contract Year, unless reduced as specified in the Contract. However, during the Accumulation Period, if the Contract Value on the Contract Anniversary is at least $250,000, then no Contract Maintenance Charge is deducted. If a total withdrawal is made on other than a Contract Anniversary and the Contract Value for the Valuation Period during which the total withdrawal is made is less than $250,000, the full Contract Maintenance Charge will be deducted at the time of the total withdrawal. During the Annuity Period, the Contract Maintenance Charge will be deducted pro rata from Annuity Payments regardless of Contract size and will result in a reduction of each Annuity Payment.

MORTALITY  AND  EXPENSE  RISK  CHARGE:
Equal on an annual basis to 0.62% of the average daily net asset value of the Separate Account.

ADMINISTRATIVE  CHARGE:
Equal on an annual basis to 0.04% of the average daily net asset value of the Separate Account.

TRANSFERS:
NUMBER OF TRANSFERS: Owners are permitted a maximum of 12 transfers during any Contract Year during the Accumulation Period and six transfers during any
Contract Year during the Annuity Period. Transfers are not subject to a transfer fee.

MINIMUM AMOUNT TO BE TRANSFERRED: $500 (from (i) any Sub-Account or (ii) the General Account), or the Owner's entire interest in the Sub-Account or the General Account, if less.

MINIMUM AMOUNT WHICH MUST REMAIN IN A SUB-ACCOUNT AFTER A TRANSFER: $500 per Sub-Account; or $0 if the entire amount in the Sub-Account is transferred.

MINIMUM  AMOUNT  WHICH  MUST  REMAIN  IN THE GENERAL ACCOUNT AFTER A TRANSFER:
$500;  or  $0  if  the  entire  amount  in the General Account is transferred.

MAXIMUM AMOUNT WHICH CAN BE TRANSFERRED FROM THE GENERAL ACCOUNT TO THE SEPARATE ACCOUNT DURING THE ACCUMU-LATION PERIOD: Each Contract Year 20% of the Owner's Contract Value in the General Account as of the last Contract Anniversary.

WITHDRAWALS:
MINIMUM  PARTIAL  WITHDRAWAL:    $500  per  Sub-Account or the General Account

MINIMUM  CONTRACT  VALUE  WHICH  MUST  REMAIN  IN THE CONTRACT AFTER A PARTIAL
WITHDRAWAL:              $5,000

INVESTMENT  OPTIONS  AND  SUB-ACCOUNTS:

-----------------------------------------------------------------------------------------------------------------|
|WNL SERIES TRUST                                                                                                |
|  PORTFOLIOS                                          SUB-ACCOUNTS                                              |
|  BlackRock Managed Bond Portfolio                    BlackRock Managed Bond Sub-Account                        |
|  EliteValue Asset Allocation Portfolio               EliteValue Asset Allocation Sub-Account                   |
|  Global Advisors Money Market Portfolio              Global Advisors Money Market Sub-Account                  |
|                                                                                                                |
|HOTCHKIS AND WILEY FUNDS                                                                                        |
|  PORTFOLIOS                                          SUB-ACCOUNTS                                              |
|  Hotchkis and Wiley International Value Equity Fund  Hotchkis and Wiley International Value Equity Sub-Account |
|  Hotchkis and Wiley Low Duration Fund                Hotchkis and Wiley Low Duration Sub-Account               |
|                                                                                                                |
|NAVELLIER VARIABLE INSURANCE SERIES TRUST                                                                       |
|  PORTFOLIOS                                          SUB-ACCOUNTS                                              |
|  Navellier Growth Portfolio                          Navellier Growth Sub-Account                              |
-----------------------------------------------------------------------------------------------------------------|
SEPARATE ACCOUNT:  WNL Separate Account A


MINIMUM GUARANTEED INTEREST RATE FOR THE GENERAL ACCOUNT:          3% per year
RIDERS:                                                      [IRA Endorsement]
                                                      [TSA/403(b) Endorsement]

ANNUITY SERVICE OFFICE:

Western National Life Insurance Company
Annuity Service Office
205 East Tenth Avenue
Amarillo, Texas  79101
(800) 288-4088

                                  DEFINITIONS


ACCUMULATION PERIOD: The period during which Purchase Payments may be made prior to the Annuity Date.

ACCUMULATION UNIT: A unit of measure used to determine the value of the Owner's interest in a Sub-Account of the Separate Account during the Accumulation Period.

ADJUSTED CONTRACT VALUE: The Contract Value less any applicable premium tax. This amount is applied to the applicable Annuity Tables to determine Annuity Payments.

AGE: The age of any Owner or Annuitant on his/her last birthday.

ANNUITANT: The natural person on whose life Annuity Payments are based. On or after the Annuity Date, the Annuitant shall also include any Joint Annuitant.

ANNUITY DATE: The date on which Annuity Payments begin. The Annuity Date is shown on the Contract Schedule.

ANNUITY OPTIONS:  Options available for Annuity Payments.

ANNUITY PAYMENTS: The series of payments made to the Owner or any named payee after the Annuity Date under the Annuity Option selected.

ANNUITY PERIOD: The period of time beginning with the Annuity Date during which Annuity Payments are made.

ANNUITY SERVICE OFFICE: The office indicated on the Contract Schedule of this Contract to which notices, requests and Purchase Payments must be sent. All sums payable by the Company under this Contract are payable only at the Annuity Service Office.

ANNUITY UNIT: A unit of measure used to calculate Variable Annuity Payments during the Annuity Period.

BENEFICIARY:  The person(s) or entity(ies) who will receive the death benefit.

COMPANY:  Western National Life Insurance Company.

CONTRACT ANNIVERSARY:  An anniversary of the Issue Date.

CONTRACT VALUE: The sum of the Owner's interest in the General Account and the Sub-Accounts of the Separate Account during the Accumulation Period.

CONTRACT YEAR: The first Contract Year is the annual period which begins on the Issue Date. Subsequent Contract Years begin on each anniversary of the Issue Date.

FIXED ANNUITY: A series of payments made during the Annuity Period which are guaranteed as to dollar amount by the Company.
GENERAL ACCOUNT: The Company's general investment account which contains all the assets of the Company with the exception of the Separate Account and other segregated asset accounts.

INVESTMENT OPTION:  An investment entity shown on the Contract Schedule.

ISSUE DATE: The date on which the Contract became effective. The Issue Date is shown on the Contract Schedule.

OWNER: The person or entity entitled to the ownership rights stated in this Contract.

PORTFOLIO:   A segment of an Investment Option which constitutes a separate and distinct class of shares. Portfolios which are available for investment by the Sub-Accounts under this Contract are shown on the Contract Schedule.

PURCHASE PAYMENT: A payment made by or on behalf of an Owner with respect to this Contract.

SEPARATE ACCOUNT: The Company's Separate Account designated on the Contract Schedule.

SUB-ACCOUNT: Separate Account assets are divided into Sub-Accounts which are listed on the Contract Schedule. Assets of each Sub-Account will be invested in shares of an Investment Option or a Portfolio of an Investment Option.

VALUATION DATE: Each day on which the Annuity Service Office and the New York Stock Exchange ("NYSE") are open for business.

VALUATION PERIOD: The period of time beginning at the close of business of the NYSE on each Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ANNUITY: An annuity with payments which vary as to dollar amount in relation to the investment performance of specified Sub-Accounts of the Separate Account.

WRITTEN REQUEST: A request in writing, in a form satisfactory to the Company, which is received by the Annuity Service Office.

                            PURCHASE PAYMENT PROVISIONS

ALLOCATION OF PURCHASE PAYMENTS : Purchase Payments are allocated to the General Account and/or the Sub-Accounts of the Separate Account in accordance with the selections made by the Owner. The allocation of the initial Purchase Payment is made in accordance with the selection made by the Owner at the Issue Date and subject to the Allocation Rules set forth on the Contract Schedule. Unless otherwise changed by the Owner, subsequent Purchase Payments are allocated in the same manner as the initial Purchase Payment. Allocation of the Purchase Payments is subject to the terms and conditions imposed by the Company. The Company has reserved the right to allocate the initial Purchase Payment to the Money Market Sub-Account until the expiration of the Right to Examine Contract period.

PURCHASE  PAYMENTS  :   The initial Purchase Payment is due on the Issue Date.
The minimum and maximum subsequent Purchase Payments are shown on the Contract Schedule.

SUBSEQUENT PURCHASE PAYMENTS : Subject to the minimum and maximum shown on the Contract Schedule, the Owner may make subsequent Purchase Payments and may increase or decrease or change the frequency of such payments.

                          GENERAL ACCOUNT PROVISIONS

GENERAL ACCOUNT VALUE : The General Account value of the Contract at any time is equal to:

1.  the Purchase Payments allocated to the General Account; plus

2.  the Contract Value transferred to the General Account; plus

3.  interest credited to the Contract Value in the General Account; less

4.  any prior partial withdrawals from the General Account; less

5.  any Contract Value transferred from the General Account; less

6. any applicable premium taxes or Contract Maintenance Charge deducted from the General Account.


INTEREST  TO  BE  CREDITED  :    The Company guarantees that the interest rate
credited to the General Account will not be less than the Minimum Guaranteed Interest Rate for the General Account shown on the Contract Schedule. The Company may credit additional interest at its sole discretion.

                            SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT : The Separate Account is designated on the Contract Schedule and consists of assets set aside by the Company, which are kept separate from the general assets and all other separate account assets of the Company. The assets of the Separate Account equal to reserves and other liabilities will not be charged with liabilities arising out of any other business the Company may conduct.

The Separate Account assets are divided into Sub-Accounts. The Sub-Accounts which are available under this Contract are listed on the Contract Schedule. The assets of the Sub-Accounts are allocated to the Investment Option(s) and the Portfolio(s), if any, within an Investment Option, shown on the Contract Schedule. The Company may, from time to time, add additional Investment Options or Portfolios and the related Sub-Accounts to those shown on the Contract Schedule. The Owner may be permitted to transfer Contract Values or allocate Purchase Payments to the additional Sub-Accounts. However, the right to make such transfers or allocations will be limited by the terms and conditions imposed by the Company.

Should the shares of any such Investment Option(s) or any Portfolio(s) within an Investment Option become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of such shares or may substitute shares of another Investment Option or Portfolio for shares already purchased under this Contract.

VALUATION OF ASSETS : The assets of the Separate Account are valued at their fair market value in accordance with the procedures of the Company.

ACCUMULATION UNITS : Accumulation Units shall be used to account for all amounts allocated to or withdrawn from the Sub-Accounts of the Separate Account as a result of Purchase Payments, withdrawals, transfers, or fees and charges. The Company will determine the number of Accumulation Units of a Sub-Account purchased or cancelled. This will be done by dividing the amount allocated to (or the amount withdrawn from) the Sub-Account by the dollar value of one Accumulation Unit of the Sub-Account as of the end of the Valuation Period during which the request for the transaction is received at the Annuity Service Office.

ACCUMULATION UNIT VALUE : Accumulation Unit Values for each Sub-Account are determined by multiplying the Accumulation Unit Value for the immediately preceding Valuation Period by the Net Investment Factor for the Sub-Account for the current period.

NET  INVESTMENT  FACTOR:    The  Net Investment Factor for each Sub-Account is
determined  by  dividing  A  by  B  and  subtracting  C  where:

     A  is      (i) the net asset value per share of the Investment Options or
Portfolios of an Investment Option held by the Sub-Account for the current Valuation Period; plus

          (ii) any dividend per share declared on behalf of such Investment Option or Portfolio that has an ex-dividend date within the current Valuation Period; less

          (iii) the cumulative per share charge or credit for taxes reserved which is determined by the Company to have resulted from the operation or maintenance of the Sub-Account.

     B  is          the  net asset value per share of the Investment Option or
Portfolio of an Investment Option held by the Sub-Account for the immediately preceding Valuation Period; plus or minus the cumulative per share charge or credit for taxes reserved for the immediately preceding Valuation Date.

     C is     the factor representing the cumulative per share charges for the
Mortality and Expense Risk Charge and the Administrative Charge, which are shown on the Contract Schedule.

The dollar amount of the Contract Value, Annuity Payments and death benefit provided in this Contract may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK CHARGE : Each Valuation Period, the Company deducts a Mortality and Expense Risk Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Mortality and Expense Risk Charge compensates the Company for assuming the mortality and expense risks under this Contract.

ADMINISTRATIVE  CHARGE  :    Each  Valuation  Period,  the  Company deducts an
Administrative Charge from the Separate Account which is equal, on an annual basis, to the amount shown on the Contract Schedule. The Administrative Charge compensates the Company for the costs associated with the administration of this Contract and the Separate Account.

MORTALITY AND EXPENSE GUARANTEE : The Company guarantees that the dollar amount of the Contract Value, Annuity Payments and death benefit provided in this Contract will not be affected by variations in mortality or expense experience.

                            CONTRACT MAINTENANCE CHARGE

DEDUCTION FOR CONTRACT MAINTENANCE CHARGE : The Contract Maintenance Charge is shown on the Contract Schedule. On each Contract Anniversary the Company will deduct a Contract Maintenance Charge from the Contract Value by subtracting values from the General Account and/or by cancelling Accumulation Units from each applicable Sub-Account to reimburse it for expenses relating to maintenance of this Contract. The Contract Maintenance Charge will be deducted from the General Account and the Sub-Accounts in the Separate Account in the same proportion that the amount of Contract Value in the General
Account  and  each  Sub-Account  bears  to  the total Contract Value. However, during the Accumulation Period, if no Purchase Payment has been received during a Contract Year, that portion of the Contract Maintenance Charge that is deducted from the General Account will be the lesser of the excess interest over the minimum guaranteed interest credited to the General Account during the Contract Year and the otherwise allocated portion of the Contract Maintenance Charge, not to exceed the Contract Maintenance Charge shown on the Contract Schedule. During the Accumulation Period the Contract Maintenance Charge will be deducted from the Contract Value on each Contract Anniversary while this Contract is in force. If a total withdrawal is made on other than a Contract Anniversary, the Contract Maintenance Charge will be deducted at the time of withdrawal. During the Annuity Period, the Contract Maintenance Charge will be deducted from Annuity Payments and will result in a reduction of each Annuity Payment.

                                   TRANSFERS

TRANSFERS PRIOR TO THE ANNUITY DATE : Subject to the limitations imposed by the Company on the number of transfers, shown on the Contract Schedule, that can be made during the Accumulation Period, the Owner may transfer all or part of the Owner's Contract Value by Written Request. All transfers are subject to the following:

     1. The minimum amount which can be transferred from a Sub-Account or the General Account is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account or the General Account is shown on the Contract Schedule.

     2. The maximum amount which can be transferred each Contract Year from the General Account to the Separate Account is shown on the Contract Schedule.

     3. Transfers from any Sub-Account to the General Account may not be made for the six month period following any transfer from the General Account into one or more of the Sub-Accounts.

If the Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Owner's instructions. All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Office.

TRANSFERS DURING THE ANNUITY PERIOD : Subject to the limitations imposed by the Company on the number of transfers shown on the Contract Schedule that can be made during the Annuity Period, the Owner may transfer all or part of the Owner's Contract Value by Written Request. All transfers are subject to the following:

     1. The Owner may make transfers of Contract Values between Sub-Accounts, subject to the limitations shown on the Contract Schedule.

     2.       The Owner may, once each Contract Year, make a transfer from one
or  more  Sub-Accounts  to  the  General  Account.    The Owner may not make a
transfer  from  the  General  Account  to  the  Separate  Account.

     3. Transfers between Sub-Accounts will be made by converting the number of Annuity Units being transferred to the number of Annuity Units of the Sub-Account to which the transfer is made, so that the next Annuity Payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, Annuity Payments will reflect changes in the value of the new Annuity Units.

          Transfers to the General Account will be made by converting the Annuity Units being transferred to purchase fixed Annuity Payments under the Annuity Option in effect and based on the Age of the Annuitant at the time of the transfer.

     4. The minimum amount which can be transferred from a Sub-Account or the General Account is shown on the Contract Schedule. The minimum amount which must remain in a Sub-Account or the General Account is shown on the Contract Schedule.

If the Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Owner's instructions. All amounts and Annuity Unit Values will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Office.

                               WITHDRAWAL PROVISIONS

WITHDRAWALS  :    During  the Accumulation Period, the Owner may, upon Written
Request, make a total or partial withdrawal of the Contract Withdrawal Value. The Contract Withdrawal Value is:

1. the Contract Value as of the end of the Valuation Period during which a Written Request for a withdrawal is received by the Company; less

2.  any applicable taxes not previously deducted; less

3.  the Contract Maintenance Charge, if any.

A withdrawal will result in the cancellation of Accumulation Units from each applicable Sub-Account or a reduction in the Owner's General Account Contract Value. The Owner must specify by Written Request in advance which Sub-Account Units are to be cancelled or values are to be reduced.

The Company will pay the amount of any withdrawal from the Separate Account within seven (7) days of receipt of Written Request unless the Suspension or Deferral of Payments Provision is in effect.

Each partial withdrawal must be for an amount which is not less than the Minimum Partial Withdrawal amount shown on the Contract Schedule. The minimum values which must remain in the Contract after a partial withdrawal are shown on the Contract Schedule.

INCOME  TAX  CONSEQUENCES

Withdrawals from this Contract may be subject to federal and state income taxes. The taxable portion of withdrawals taken before the Owner reaches age 59-1/2 may be subject to a 10% federal income tax penalty. State income tax penalties may also apply. Consult your tax advisor regarding your specific situation.

                             PROCEEDS PAYABLE ON DEATH

DEATH OF OWNER DURING THE ACCUMULATION PERIOD : Upon the death of any Owner, during the Accumulation Period, the death benefit will be paid to the Beneficiary(ies). Upon the death of any Joint Owner, the surviving Joint Owner(s), if any, will be treated as the primary Beneficiary(ies). Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

A Beneficiary may request that the death benefit be paid under one of the Death Benefit Options below. If the Beneficiary is the spouse of the Owner he or she may elect to continue the Contract at the then current Contract Value in his or her own name and exercise all the Owner's rights under the Contract.

DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD : For a death occurring prior to the 80th birthday of the Owner, or the oldest Joint Owner, the death benefit during the Accumulation Period will be the greater of:

     1.          the  Purchase  Payments,  less  any  withdrawals;  or

     2.the Contract Value determined as of the end of the Valuation Period during which the Company receives at its Annuity Service Office both due proof of death and an election of the payment method.

For a death occurring on or after the 80th birthday of the Owner, or the oldest Joint Owner, the death benefit during the Accumulation Period will be the Contract Value determined as of the end of the Valuation Period during which the Company receives at its Annuity Service Office both due proof of death and an election of the payment method.

DEATH BENEFIT OPTIONS DURING THE ACCUMULATION PERIOD : A non-spousal Beneficiary must elect the death benefit to be paid under one of the following options in the event of the death of the Owner, or any Joint Owner, during the Accumulation Period:
OPTION  1    -    lump  sum  payment  of  the  death  benefit;  or

OPTION 2 - the payment of the entire death benefit within five years of the date of death; or

OPTION 3 - payment of the death benefit under an Annuity Option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary with distribution beginning within one year of the date of death of the Owner or any Joint Owner.

Any portion of the death benefit not applied under Option 3 within one year of the date of death, must be distributed within five years of the date of death.

A spousal Beneficiary may elect to continue the Contract in his or her own name at the then current Contract Value, elect a lump sum payment of the death benefit or apply the death benefit to an Annuity Option.

If a lump sum payment is requested, the amount will be paid upon receipt of proof of death and the election. If no election has been received at the Annuity Service Office within 60 days from the date proof of death was received at the Annuity Service Office, the election will be deemed to be Option 1.

DEATH OF OWNER DURING THE ANNUITY PERIOD : If the Owner, or a Joint Owner, who is not the Annuitant, dies during the Annuity Period, any remaining payments under the Annuity Option elected will continue at least as rapidly as under the method of distribution in effect at such Owner's death. Upon the death of the last surviving Owner during the Annuity Period, the Beneficiary(ies) becomes the Owner.

DEATH OF ANNUITANT : Upon the death of an Annuitant who is not the Owner, during the Accumulation Period, the Owner may designate a new Annuitant, subject to the Company's underwriting rules then in effect. If no designation is made within 30 days of the death of the Annuitant, the Owner will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

Upon the death of the Annuitant during the Annuity Period, the death benefit, if any, will be as specified in the Annuity Option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

PAYMENT OF DEATH BENEFIT :  The Company will require due proof of death before
any  death  benefit  is  paid.    Due  proof  of  death  will  be:

1.  a certified death certificate;

2. a certified decree of a court of competent jurisdiction as to the finding of death; or

3.  any other proof satisfactory to the Company.

All death benefits will be paid in accordance with applicable law or regulations governing death benefit payments.

BENEFICIARY  :    The Beneficiary designation in effect on the Issue Date will
remain  in  effect until changed.   The Beneficiary is entitled to receive the
benefits  to  be  paid  at  the  death  of  the  Owner.

Unless the Owner provides otherwise, the death benefit will be paid in equal shares to the survivor(s) as follows:

1. to the Primary Beneficiary(ies) who survive the Owner's and/or the Annuitant's death, as applicable; or if there are none

2. to the Contingent Beneficiary(ies) who survive the Owner's and/or the Annuitant's death, as applicable; or if there are none

3.  to  the  estate  of  the  Owner.

CHANGE  OF  BENEFICIARY  :    Subject  to  the  rights  of  any  irrevocable
Beneficiary(ies), the Owner may change the Primary Beneficiary(ies) or Contingent Beneficiary(ies). Any change must be made by Written Request. The change will take effect as of the date the Written Request is signed. The Company will not be liable for any payment made or action taken before it records the change.

                 SUSPENSION OR DEFERRAL OF PAYMENTS PROVISION

The Company reserves the right to suspend or postpone payments for a withdrawal or transfer for any period when:

1. the New York Stock Exchange is closed (other than customary weekend and holiday closings);

2.  trading on the New York Stock Exchange is restricted;

3. an emergency exists as a result of which disposal of securities held in the Separate Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate
    Account's net assets; or

4.  during any other period when the Securities and Exchange
    Commission, by order, so permits for the protection of Owners;

provided that applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in (2) and (3) exist.

The Company further reserves the right to postpone payments from the General Account for a period not to exceed six months.

                  ANNUITANT, OWNERSHIP, ASSIGNMENT PROVISIONS

ANNUITANT : The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by the Owner at the Issue Date, unless changed prior to the Annuity Date. The Annuitant may not be changed in a Contract which is owned by a non-natural person. Any change of Annuitant is subject to the Company's underwriting rules then in effect.

OWNER  :    The  Owner  has all rights and may receive all benefits under this
Contract.    The  Owner  is  the  person designated as such on the Issue Date, unless  changed.

The Owner may change owners at any time prior to the Annuity Date by Written Request. A change of Owner will automatically revoke any prior designation of Owner. The change will become effective as of the date the Written Request is signed. A new designation of Owner will not apply to any payment made or action taken by the Company prior to the time it was received. An Ownership
Change  may  be  a  taxable  transaction.    Consult  your  tax  advisor.

JOINT OWNER : The Contract can be owned by Joint Owners. Upon the death of either Owner, the surviving Owner will be the Primary Beneficiary. Any other Beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request.

ASSIGNMENT OF THE CONTRACT : A Written Request specifying the terms of an assignment of this Contract must be provided to the Annuity Service Office. Until the Written Request is received, the Company will not be required to take notice of or be responsible for any transfer of interest in this Contract by assignment, agreement, or otherwise.
An assignment may be a taxable transaction. Consult your tax advisor. The Company will not be responsible for the validity or tax consequences of any assignment. Any assignment made after the death benefit has become payable will be valid only with Company consent.

If this Contract is assigned, the Owner's rights may only be exercised with the consent of the assignee of record.

                              ANNUITY PROVISIONS

GENERAL  :    On the Annuity Date, the Adjusted Contract Value will be applied under the Annuity Option selected by the Owner. Annuity Payments may be made on a fixed or variable basis or both.

ANNUITY DATE : The Annuity Date is selected by the Owner at the Issue Date. The Annuity Date is shown on the Contract Schedule. The Annuity Date must be the first day of a calendar month and must be at least five years after the Issue Date. The Annuity Date may not be later than that required under state law.

Prior  to  the  Annuity  Date, the Owner, subject to the above, may change the
Annuity  Date  by  Written  Request.    Any  change must be requested at least
fifteen  (15)  days  prior  to  the  new  Annuity  Date.

SELECTION OF AN ANNUITY OPTION : An Annuity Option is selected by the Owner on the forms provided by the Company. If no Annuity Option is selected, Option B with 120 months guaranteed will automatically be applied. Prior to the Annuity Date, the Owner can change the Annuity Option selected by Written Request. Any change must be requested at least fifteen (15) days prior to the Annuity Date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS : Annuity Payments may be paid in monthly, quarterly, semi-annual or annual installments. The Adjusted
Contract Value is applied to the Annuity Table for the Annuity Options selected. If the Adjusted Contract Value to be applied under an Annuity Option is less than $5,000, the Company reserves the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be or becomes less than $500 where only a Fixed Annuity Payment or a Variable Annuity is selected, or if the Annuity Payment would be or becomes less than $250 on each basis when a combination of Fixed and Variable Annuities is selected, the Company will reduce the frequency of payments to an interval which will result in each payment being at least $500, or $250 on each basis if a combination of Fixed and Variable Annuities is selected.

ANNUITY OPTIONS : The following Annuity Options or any other Annuity Option acceptable to the Company may be selected:

OPTION  A.    LIFE  ANNUITY :  Monthly Annuity Payments during the life of the
Annuitant.

OPTION  B.  LIFE  ANNUITY WITH PERIODS CERTAIN  OF 60, 120, 180 OR 240 MONTHS:
Monthly Annuity Payments during the lifetime of the Annuitant and in any event for sixty (60), one hundred twenty (120), one hundred eighty (180) or two hundred forty (240) months certain as selected.

OPTION C. JOINT AND SURVIVOR ANNUITY : Monthly Annuity Payments payable during the joint lifetime of the Annuitant and a Joint Annuitant and then during the lifetime of the survivor at the percentage (100%, 75%, 66 2/3% or 50%) selected.

Annuity Options A, B, and C are available on a Fixed Annuity basis, a Variable Annuity basis or a combination of both. Election of a Fixed Annuity or a Variable Annuity must be made no later than fifteen (15) days prior to the Annuity Date. If no election is made, the Annuity will be paid to reflect the allocation of the Contract Value on the Annuity Date between the Separate Account and the General Account, if any.

ANNUITY : If the Owner selects a Fixed Annuity, the Adjusted Contract Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. If the Owner selects a Variable Annuity, the Adjusted Contract Value will be allocated to the Sub-Accounts of the Separate Account in accordance with the selection made by the Owner, and the Annuity will be paid as a Variable Annuity. The Owner can also select a combination of a Fixed and
Variable  Annuity  and  the  Adjusted  Contract    Value  will  be  allocated
accordingly. Unless the Owner specifies otherwise, the payee of the Annuity Payments shall be the Annuitant and any Joint Annuitant.

The Adjusted Contract Value will be applied to the applicable Annuity Table contained in the Contract based upon the Annuity Option selected by the Owner. The amount of the first payment for each $1,000 of Adjusted Contract Value is shown in the Annuity Tables. If, as of the Annuity Date, the current Annuity Option rates applicable to this class of contracts provide an initial Annuity Payment greater than that guaranteed under the same Annuity Option under this Contract, the greater payment will be made.

FIXED ANNUITY : The Owner may elect to have the Adjusted Contract Value applied to provide a Fixed Annuity. The dollar amount of each Fixed Annuity Payment shall be determined in accordance with Annuity Tables contained in this Contract which are based on the minimum guaranteed interest rate of 3% per year. After the initial Fixed Annuity Payment, the payments will not change regardless of investment, mortality or expense experience.

VARIABLE  ANNUITY  :    Variable  Annuity  Payments  reflect  the  investment
performance of the Separate Account in accordance with the allocation of the Adjusted Contract Value to the Sub-Accounts during the Annuity Period. Variable Annuity Payments are not guaranteed as to dollar amount.

The dollar amount of the first Variable Annuity Payment is determined in accordance with the description above. The dollar amount of Variable Annuity Payments for each applicable Sub-Account after the first Variable Annuity Payment is determined as follows:

     1. The dollar amount of the first Variable Annuity Payment is divided by the value of an Annuity Unit for each applicable Sub-Account as of the
Annuity Date. This sets the number of Annuity Units for each monthly payment for the applicable Sub-Account. The number of Annuity Units for each applicable Sub-Account remains fixed during the Annuity Period;

     2. The fixed number of Annuity Units per payment in each Sub-Account is multiplied by the Annuity Unit Value for that Sub-Account for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment for each applicable Sub-Account.

The total dollar amount of each Variable Annuity Payment is the sum of all Sub-Account Variable Annuity Payments reduced by the applicable portion of the Contract Maintenance Charge.

ANNUITY UNIT : The Sub-Account Annuity Unit Value at the end of any Valuation Period is determined as follows:

     1. The Net Investment Factor for the current Valuation Period is multiplied by the value of the Annuity Unit for the Sub-Account for the immediately preceding Valuation Period.

     2. The result in (1) is then divided by the Assumed Investment Rate Factor which equals 1.00 plus the Assumed Investment Rate for the number of days since the preceding Valuation Date. The Assumed Investment Rate is equal on an annual basis to 3%.

The dollar amount of each Variable Annuity Payment may increase or decrease from Valuation Period to Valuation Period.

MORTALITY TABLES : The Annuity Tables contained in this Contract utilize an Assumed Investment Rate of 3% for the determination of the initial Variable Annuity Payment and a minimum guaranteed rate of 3% per year for the determination of the monthly Fixed Annuity Payment.

The mortality table used in determining the Annuity Purchase Rates for Options A, B, and C is the 1983 Individual Annuity Mortality Tables with age last birthday.

The dollar amount of an Annuity Payment for any Age or combination of Ages not shown in the Tables or for any other form of Annuity Option agreed to by the Company will be provided by the Company upon request.

                                 GENERAL PROVISIONS

THE  CONTRACT  :    The  entire  Contract  consists  of  this  Contract,  the
Application, if any, and any riders or endorsements attached to this Contract.

This  Contract  may be changed or altered only by an authorized officer of the
Company.    A  change  or  alteration  must  be  made  in  writing.

MISSTATEMENT OF AGE OR SEX : If the Age or sex of any Annuitant has been misstated, any Annuity benefits payable will be the Annuity benefits provided by the correct Age and sex. After Annuity Payments have begun, any underpayments will be made up in one sum with the next Annuity Payment. Any overpayments will be deducted from future Annuity Payments until the total is repaid.

INCONTESTABILITY  :    The  Contract  is  incontestable.

MODIFICATION : This Contract may be modified in order to maintain compliance with applicable state and federal law.

NON-PARTICIPATING  :    This  Contract  will  not share in any distribution of
dividends.

EVIDENCE OF SURVIVAL : The Company may require satisfactory evidence of the continued survival of any person(s) on whose life Annuity Payments are based.

PROOF  OF  AGE  :  The Company may require evidence of Age of any Annuitant or
Owner.

PROTECTION OF PROCEEDS : To the extent permitted by law, death benefits and Annuity Payments shall be free from legal process and the claim of any creditor if the person is entitled to them under this Contract. No payment and no amount under this Contract can be taken or assigned in advance of its payment date unless the Company receives the Owner's written consent.

REPORTS : At least once each calendar year, the Company will furnish the Owner with a report showing the Contract Value as of a date not more than two months prior to the date of mailing, and will provide any other information as may be required by law. The Company will also furnish an annual report of the Separate Account. Reports will be sent to the last known address of the Owner.

TAXES : Any taxes paid to any governmental entity relating to this Contract will be deducted from the Purchase Payment or Contract Value when incurred. The Company will, in its sole discretion, determine when taxes have resulted from: the investment experience of the Separate Account; receipt by the Company of the Purchase Payments; or commencement of Annuity Payments. The Company may, in its sole discretion, pay taxes when due and deduct that amount from the Contract Value at a later date. Payment at an earlier date does not waive any right the Company may have to deduct amounts at a later date. While the Company is not currently maintaining a provision for federal income taxes with respect to the Separate Account, the Company has reserved the right to establish a provision for income taxes if it determines, in its sole discretion, that it will incur a tax as a result of the operation of the Separate Account. The Company will deduct for any income taxes incurred by it as a result of the operation of the Separate Account whether or not there was a provision for taxes, and whether or not it was sufficient. The Company will deduct any withholding taxes required by applicable law.

REGULATORY REQUIREMENTS : All values payable under the Contract, including any paid-up annuity, cash withdrawal or death benefits that may be available, will not be less than the minimum benefits required by the laws and regulations of the state in which the Contract is delivered.

VA76-97

                    WESTERN NATIONAL LIFE INSURANCE COMPANY

VA76-97

   The following tables show the monthly income payable for each $1,000 applied under option A, B or C.

--------------  -----------------  ----------------  -----------------  -----------------  -----------------
OPTION A TABLE   Attained Age of   OPTION B TABLE - Monthly Installments for Life with Guaranteed Period
                    Payee When
--------------                     ----------------  -----------------  -----------------  -----------------
   Life Only    First Installment   5 Years Certain   10 Years Certain   15 Years Certain  20 Years Certain
--------------                     ----------------  -----------------  -----------------  -----------------
Male   Female      is Payable        Male    Female     Male    Female     Male    Female     Male    Female
----  --------  -----------------  --------  ------  ---------  ------  ---------  ------  ---------  ------
4.30      3.94                 50      4.29    3.93       4.26    3.92       4.20    3.89       4.11    3.85
4.38      4.00                 51      4.37    3.99       4.33    3.98       4.27    3.95       4.17    3.90
4.47      4.07                 52      4.45    4.06       4.41    4.04       4.34    4.01       4.23    3.96
4.56      4.14                 53      4.54    4.13       4.49    4.11       4.41    4.07       4.29    4.02
4.65      4.21                 54      4.63    4.21       4.58    4.18       4.49    4.14       4.35    4.07
----  --------  -----------------  --------  ------  ---------  ------  ---------  ------  ---------  ------
4.75      4.29                 55      4.73    4.29       4.67    4.26       4.57    4.21       4.42    4.14
4.86      4.38                 56      4.83    4.37       4.77    4.34       4.65    4.28       4.48    4.20
4.97      4.47                 57      4.94    4.46       4.87    4.42       4.74    4.36       4.55    4.26
5.09      4.56                 58      5.06    4.55       4.97    4.51       4.82    4.44       4.61    4.33
5.22      4.67                 59      5.18    4.65       5.09    4.61       4.92    4.52       4.68    4.40
----  --------  -----------------  --------  ------  ---------  ------  ---------  ------  ---------  ------
5.35      4.77                 60      5.32    4.76       5.20    4.71       5.01    4.61       4.74    4.47
5.50      4.89                 61      5.46    4.87       5.33    4.81       5.11    4.70       4.81    4.54
5.65      5.01                 62      5.61    4.99       5.46    4.92       5.20    4.80       4.87    4.61
5.82      5.14                 63      5.77    5.12       5.59    5.04       5.31    4.90       4.93    4.69
6.00      5.28                 64      5.94    5.25       5.73    5.16       5.41    5.00       4.99    4.76
----  --------  -----------------  --------  ------  ---------  ------  ---------  ------  ---------  ------
6.19      5.43                 65      6.12    5.40       5.88    5.29       5.51    5.10       5.05    4.83
6.40      5.59                 66      6.31    5.55       6.04    5.43       5.61    5.21       5.11    4.90
6.61      5.76                 67      6.51    5.71       6.19    5.57       5.71    5.32       5.16    4.97
6.85      5.94                 68      6.72    5.89       6.36    5.72       5.81    5.43       5.20    5.03
7.10      6.14                 69      6.95    6.08       6.52    5.88       5.91    5.54       5.25    5.09
----  --------  -----------------  --------  ------  ---------  ------  ---------  ------  ---------  ------
7.36      6.36                 70      7.19    6.28       6.70    6.05       6.01    5.66       5.29    5.15
7.65      6.59                 71      7.44    6.50       6.87    6.22       6.10    5.77       5.32    5.20
7.95      6.84                 72      7.71    6.73       7.05    6.40       6.19    5.88       5.35    5.25
8.28      7.11                 73      7.99    6.98       7.23    6.59       6.27    5.99       5.38    5.30
8.63      7.41                 74      8.29    7.25       7.40    6.79       6.34    6.09       5.41    5.34
9.00      7.72                 75      8.60    7.54       7.58    6.98       6.42    6.19       5.43    5.37
----  --------  -----------------  --------  ------  ---------  ------  ---------  ------  ---------  ------



                  OPTION C - JOINT AND FULL SURVIVOR ANNUITY
                       Monthly Income Per $1,000 Applied
------------  ---------  ----  -----------------  ------------  ---------
     Age      Life Only        Age     Life Only       Age      Life Only
------------             ------------  ---------  ------------  ---------
Male  Female             Male  Female             Male  Female
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
50        45       3.45    59      54       3.89    68      63       4.64
50        50       3.59    59      59       4.12    68      68       5.04
50        55       3.74    59      64       4.35    68      73       5.45
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
51        46       3.48    60      55       3.96    69      64       4.75
51        51       3.63    60      60       4.20    69      69       5.18
51        56       3.78    60      65       4.44    69      74       5.62
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
52        47       3.52    61      56       4.03    70      65       4.87
52        52       3.68    61      61       4.28    70      70       5.33
52        57       3.83    61      66       4.54    70      75       5.80
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
53        48       3.57    62      57       4.10    71      66       5.00
53        53       3.73    62      62       4.37    71      71       5.49
53        58       3.90    62      67       4.65    71      76       6.00
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
54        49       3.62    63      58       4.17    72      67       5.13
54        54       3.79    63      63       4.46    72      72       5.66
54        59       3.96    63      68       4.76    72      77       6.21
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
55        50       3.67    64      59       4.25    73      68       5.28
55        55       3.85    64      64       4.56    73      73       5.85
55        60       4.03    64      69       4.88    73      78       6.43
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
56        51       3.72    65      60       4.34    74      69       5.43
56        56       3.91    65      65       4.67    74      74       6.05
56        61       4.10    65      70       5.01    74      79       6.68
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
57        52       3.77    66      61       4.43    75      70       5.60
57        57       3.98    66      66       4.78    75      75       6.26
57        62       4.18    66      71       5.14    75      80       6.94
----  ------  ---------  ----  ------  ---------  ----  ------  ---------
58        53       3.83    67      62       4.53
58        58       4.05    67      67       4.91
58        63       4.26    67      72       5.29
----  ------  ---------  ----  ------  ---------  ----  ------  ---------


   Other  ages  and  combinations  can  be  supplied  on  request.

                    WESTERN NATIONAL LIFE INSURANCE COMPANY

  The following tables show the monthly income payable for each $1,000 applied under option A, B or C.

OPTION A TABLE  Attained Age of                              OPTION B TABLE
                Payee When First
                 Installment is
                    Payable
                                                      Monthly Installments for Life
                                                         With Guaranteed Period
                                  5 Years Certain  10 Years Certain  15 Years Certain  20 Years Certain
Lifetime Only
          4.12                50             4.12              4.09              4.05              3.99
          4.20                51             4.19              4.16              4.11              4.04
          4.27                52             4.26              4.23              4.18              4.10
          4.35                53             4.34              4.31              4.25              4.16
          4.44                54             4.42              4.39              4.32              4.22
          4.53                55             4.51              4.47              4.39              4.28
          4.62                56             4.61              4.56              4.47              4.35
          4.72                57             4.70              4.65              4.55              4.41
          4.83                58             4.81              4.75              4.64              4.48
          4.94                59             4.92              4.85              4.73              4.55
          5.07                60             5.04              4.96              4.82              4.62
          5.20                61             5.17              5.07              4.91              4.68
          5.33                62             5.30              5.19              5.01              4.75
          5.48                63             5.44              5.32              5.11              4.82
          5.64                64             5.60              5.45              5.21              4.88
          5.81                65             5.76              5.59              5.32              4.95
          5.99                66             5.93              5.74              5.42              5.01
          6.19                67             6.11              5.89              5.53              5.07
          6.39                68             6.31              6.05              5.63              5.13
          6.62                69             6.52              6.21              5.74              5.18
          6.86                70             6.74              6.38              5.84              5.23
          7.11                71             6.97              6.56              5.95              5.27
          7.39                72             7.22              6.74              6.04              5.31
          7.69                73             7.49              6.92              6.14              5.35
          8.01                74             7.77              7.11              6.23              5.38
          8.36                75             8.07              7.30              6.31              5.40
--------------  ----------------  ---------------  ----------------  ----------------  ----------------

------------------------------------------------
  OPTION C - JOINT AND FULL SURVIVOR ANNUITY
        Monthly Income Per $1,000 Applied
------------------------------------------------
    Age       Life Only      Age       Life Only
------------             ------------  ---------
Male  Female             Male  Female
----  ------  ---------  ----  ------
----  ------  ---------  ----  ------  ---------
  50      50       3.59    63      63       4.46
----  ------  ---------  ----  ------  ---------
  51      51       3.63    64      64       4.56
----  ------  ---------  ----  ------  ---------
  52      52       3.68    65      65       4.67
----  ------  ---------  ----  ------  ---------
  53      53       3.73    66      66       4.78
----  ------  ---------  ----  ------  ---------
  54      54       3.79    67      67       4.91
----  ------  ---------  ----  ------  ---------
  55      55       3.85    68      68       5.04
----  ------  ---------  ----  ------  ---------
  56      56       3.91    69      69       5.18
----  ------  ---------  ----  ------  ---------
  57      57       3.98    70      70       5.33
----  ------  ---------  ----  ------  ---------
  58      58       4.05    71      71       5.49
----  ------  ---------  ----  ------  ---------
  59      59       4.12    72      72       5.66
----  ------  ---------  ----  ------  ---------
  60      60       4.20    73      73       5.85
----  ------  ---------  ----  ------  ---------
  61      61       4.28    74      74       6.05
----  ------  ---------  ----  ------  ---------
  62      62       4.37    75      75       6.26
----  ------  ---------  ----  ------  ---------

      Other  ages  and  combinations  can  be  supplied  on  request.